Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Splunk Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 31, 2014